                                                               EXHIBIT 10(y)(ii)

                       STUART LITT CONSULTING ARRANGEMENT

On February 8, 2005, the Audit Committee of the Board of Directors authorized the extension of the term of the consulting agreement between the Company and
Northport Systems, Inc., a corporation owned by Stuart Litt, a director of the
Company. The term of the agreement was extended for one year through December
31, 2005, retroactive to January 1, 2005.